Exhibit 99.1

中国江苏省无锡市滨湖区旭天科技园36号5楼

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.

电话/Tel: (0510) 8355 3777 传真/Fax: (0510) 8355 3777

To:

LI BANG INTERNATIONAL CORPORATION INC.

No. 190 Xizhang Road, Gushan Town, Jiangyin City, Jiangsu Province

People’s Republic of China

Date: March 14, 2022

Re: Legal Opinion Regarding Certain PRC Law Matter

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, and for the purpose of this Opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue this Legal Opinion on the laws and regulations of the PRC effective as of the date hereof (the “Opinion”).

We are acting as PRC legal counsel forLi Bang International Corporation Inc. (the “Company”),solely in connection with (i) the Company’s registration statement on Form F-1, including all documents or supplements thereto (File No. 333-262367) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, relating to the initial public offering (the “Offering”) by the Company of a certain number of the Company’s ordinary shares, and (ii) the Company’s proposed listing of its ordinary shares on the Nasdaq Capital Market.

中国江苏省无锡市滨湖区旭天科技园36号5楼

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.

电话/Tel: (0510) 8355 3777 传真/Fax: (0510) 8355 3777

A. Definition

Unless the context of this Opinion otherwise indicates, the following capitalized terms shall have the meanings ascribed to them below:

“Government Agency”	Refers to any competent government authorities, courts, arbitration commissions, or any legal body exercising or entitled to exercise any administrative, judicial, legislative, police, regulatory, or tax authority or power of a similar nature in the PRC.
“Governmental Authorizations”	Refers to all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits, and licenses required by any PRC Authorities pursuant to any PRC Laws.
“M&A Rules”	Refers to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.
“PRC Laws”	Refers to all laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations. and other legislation of the PRC effective and available to the public as of the date hereof.
“PRC Group Companies”	Refers to the WOFE (as defined below), and its material PRC subsidiaries listed in the Registration Statement.
“Prospectus”	Refers to the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.
“Registration Statement”	Refers to the registration statement in Form F-1, including all amendments or supplements thereto, under the United States Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission (the “SEC”) relating to the offering by the Company.
“the Company”	Refers to Li Bang International Corporation Inc.
“Li Bang HK”	Refers to Li Bang International Hong Kong Holdings Limited, a wholly-owned subsidiary of the Company.
“WFOE”	Refers to Jiangsu Li Bang Intelligent Technology Co., Limited, a wholly foreign-owned enterprise in the PRC and a wholly owned subsidiary of Li Bang HK.

中国江苏省无锡市滨湖区旭天科技园36号5楼

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.

电话/Tel: (0510) 8355 3777 传真/Fax: (0510) 8355 3777

B. Assumptions

In rendering this Opinion, we have examined the originals or copies of the documents as we have considered necessary or advisable purpose of rendering this Opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by relevant government authorities in the PRC and appropriate representatives of the Company (the “Documents”). In giving this Opinion, we have made the following assumptions:

(a)	that any document submitted to us remains in full force and effect up to the date of this Opinion and has not been amended, varied, canceled, or superseded by any other document after they were submitted to us for the purpose of this Opinion;
(b)	that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform to their originals;
(c)	that all documents submitted to us have been duly and validly authorized, executed and delivered by all of the parties thereto other than the Company and such parties to the documents have the full legal right, power, and authority to enter into, and have duly executed and delivered such documents;
(d)	that the signatures, seals, and chops on the documents submitted to us are genuine;
(e)	that all the relevant information and materials have been provided to us by the Company to the extent true, accurate, complete, and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;
(f)	that any consents, licenses, certificates, filings, permits, approvals, waivers, exemptions, authorizations, and other official statements or documentation were obtained from competent PRC Authorities by lawful means; and
(g)	that all documents submitted to us are legal, valid, binding, and enforceable under all such laws as govern or relate to them, other than PRC laws.

C. Opinion

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(a) Corporate Structure

Each of the PRC Group Companies has been duly incorporated and is validly existing under applicable PRC laws. The descriptions of the corporate structure of the PRC Group Companies as set forth in the Registration Statement under the captions “Prospectus Summary-Corporate Information” and “Business-Company Structure” are true and accurate in all material respects, and correctly set forth therein, and nothing has been omitted from such description which would make it misleading in any material respect.

中国江苏省无锡市滨湖区旭天科技园36号5楼

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.

电话/Tel: (0510) 8355 3777 传真/Fax: (0510) 8355 3777

(b) M&A Rules

Based on our understanding of the explicit provisions of the PRC Laws as of the date hereof, given that the CSRC has not issued any definitive rule or interpretation concerning whether the Offering is subject to the M&A Rules, we are of the opinion that the M&A Rules and related regulations do not require that the Company submit an application to, or obtain prior approval from, the CSRC for the Offering and listing and trading of the ordinary shares on the Nasdaq Capital Market.

However, there are substantial uncertainties as to how the current application of the M&A Rules will be interpreted or implemented in the context of an overseas offering and our opinions stated above are subject to any new PRC Laws or detailed implementations and interpretations in any form relating to the M&A Rules, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(c) Taxation

The statements set forth in the Registration Statement under the heading “Taxation-People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

(d)Foreign Exchange Registration

Pursuant to regulations on foreign exchange control, prior to making contribution in a special purpose vehicle by a Chinese Resident using its legitimate assets or interests in China or overseas, the Chinese resident shall apply to the competing local branches of State Administration of Foreign Exchange for completion of foreign exchange registration formalities for overseas investment. As of the date of this Opinion, all of the Company’s shareholders, who are Chinese residents, have completed Circular 37 Registration with the qualified banks as required by the regulations.

(e) Legal Proceedings

As of the date of this prospectus, the Company is not involved in any legal or administrative litigation that may have a material adverse effect on the Company’s business, balance sheet, operating performance, and cash flow.

(f) Enforceability of Civil Procedures

The recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on the principle of reciprocity between jurisdictions. The PRC does not have any treaties or other forms of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments as of the date hereof. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of the PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

中国江苏省无锡市滨湖区旭天科技园36号5楼

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.

电话/Tel: (0510) 8355 3777 传真/Fax: (0510) 8355 3777

(g) Statements in the Prospectus

The statements in the Prospectus under the captions “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Dividend Policy”, “Company Structure”, “Business”, “Regulation”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Related Party Transactions,” “Taxation,” “Enforceability of Civil Liabilities”, and “Legal Matters”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

D. Qualifications

Our opinions expressed above are subject to the following qualifications:

(a) Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(b) PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended, or revoked in the future with or without retrospective effect.

(c) Our opinions are subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(d) This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation, and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect, and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is consistent with our opinion stated above.

中国江苏省无锡市滨湖区旭天科技园36号5楼

5F, Building 36, Xutian Tec-Park, Binhu District, Wuxi, Jiangsu, P.R.China.

电话/Tel: (0510) 8355 3777 传真/Fax: (0510) 8355 3777

(e) The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the PRC Companies, and Governmental Agencies.

(f) This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole, and no part shall be extracted and referred to independently. This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is given in our capacity as the PRC legal counsel for the Company for the benefit of the addressee hereof for the purpose of the Registration Statement in connection with this Offering.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ Jiangsu Junjin Law Firm
Jiangsu Junjin Law Firm